Exhibit 10.18

[Letterhead of The Royal Bank of Scotland]

14 November 2005

To:          Aegean Marine Petroleum Network Inc.

                42 Hatzikiriakou Ave.

                185 38 Piraeus

Attention: Mr. D. Melissanides

Dear Dimitris

We have pleasure in confirming that The Royal Bank of Scotland plc (the “Bank”) is prepared to offer a facility to the Borrower subject to the terms and conditions outlined in this letter and in the Summary of Terms and Conditions (“Summary of Terms”) attached as an Appendix hereto (which Summary of Terms shall be read together with and form an integral part of this letter). This offer is subject to there being no facts, events or circumstances, now existing or hereafter arising, which come to our auction and which, in our good faith determination, materially adversely affects the Borrower’s or any of the Security Parties’ business, assets, financial condition, operations or prospects, in which event the Bank reserves the right to terminate this offer.

Terms defined in the Summary of Terms shall have the same meaning when used in this letter.

If the terms of this offer are acceptable, please sign the acceptance on the enclosed copy of this letter and return it to the Bank.

This offer will remain open for acceptance until 18 November 2005; if no acceptance is received by that date, the offer shall be automatically cancelled and no longer available for acceptance. This letter replaces our previous offer letter together with summary of terms and conditions dated 12 October 2005 which are hereby cancelled and should be considered null and void.

Yours faithfully

For THE ROYAL BANK OF SCOTLAND plc

/s/ ALEX RYLAND	/s/ FOTIS BRATIMOS
Alex Ryland	Fotis Bratimos
Ship Finance Director	Director, Ship Finance

We hereby accept the terms and conditions of the above offer.

For	Aegean Marine Petroleum Network Inc.	Name	DIMITRIS MELISANIDIS

Signed	/s/ DIMITRIS MELISANIDIS	Position	Chairman of the board and CEO

Date	14 November 2005

APPENDIX TO OFFER LETTER DATED 14 NOVEMBER 2005 ADDRESSED TO AEGEAN MARINE PETROLEUM NETWORK INC.

SUMMARY OF TERMS AND CONDITIONS FOR A FACILITY OF UP TO US$100,000,000

Borrower:	Aegean Marine Petroleum Network Inc.
Security Parties:	The Borrower and each other party granting the Security referred to below
Bank:	The Royal Banl of Scotland plc.
Type of Facility:	A Letter of Guarantee and/or Letter of Credit line and a revolving overdraft facility, (together herein called the “Facility”).
Facility Amount:	Up to US$100,000,000 (United States Dollars One Hundred Million).
Purpose:	(i) To provide a Letter of Guarantee and/or Letter of Credit line (the “LG/LC Line”) for the needs of the Borrower and its subsidiaries (the “Aegean Group”) up to the available limit of US$50,000,000;
and
(ii) to provide a revolving overdraft facility (the “Revolver”) of up to an available limit of US$50,000,000 to be utilised for working capital purposes.
Term:	2 years from signing the facility agreement and not later than 31 January 2006.
Drawdown/Availability:

Subject to the successful completion of the Initial Public Offering for a net amount of not less than US$150,000,000 on the New York Stock Exchange and ongoing compliance with all commercial and financial covenants, the Facility will be available as follows.

(ii)

Any Letters of Guarantee and/or Letters of Credit will be issued at Borrower’s first request under the LG/LC Line in a form acceptable to the Bank. Tenor of the Letters of Guarantee and/or Letters of Credit will not exceed the maturity date of the Facility.

(iii) The Revolver will be available in multiple drawings until the maturity of the Facility. Any drawings up to the available limit will be in multiples of US$1,000,000 or as agreed by the Bank.
Interest Margin;

Interest is to be charged on the amount of the daily balance of the Revolver from time to time at a rate of 1.15% p.a. over weekly Libor payable on a quarterly basis, i.e. 20/3, 20/6, 20/9, 20/12 of each year and on the final date of the Facility.

Letter of Guarantee/Letter of Credit commission	Any Letter of Guarantee and/or Letter of Credit issued under the LG/LC Line is to be charged at the rate of 0.2% p.a. payable quarterly in advance.
Arrangement Fee:	0.25% on the Facility Amount of US$100,000,000 (i.e. US$250,000) on the date of signing the Facility Agreement.

Commitment commission:

0.2% p.a. (calculated on a 360 day year basis) shall accrue on the amount of the undrawn available limit of the faci1ity from the date of signing the Facility Agreement and will be payable quarterly in arrears and on the maturity date of the Facility.

Repayments:

Upon the maturity date of the Facility any outstanding amounts under the Revolver will be repaid in full and the available limit under the LG/LC Line will be reduced to nil. If the Bank has agreed, at its sole discretion, to issue any Letter of Guarantee and/or Letters of Credit exceeding the final date of the Facility, the Rank will immediately require full cash cover for the amount of the Letters of Guarantee and/or Letters of Credit outstanding.

Operating Accounts:	To be held with the Bank to which the earnings of the Ships shall be credited.
Security:	To include; but not to be restricted to, the following:
• First priority mortgages over the following tankers:
m/t “Aegean X”, a 1982 built double-hull tanker of 6,500 dwt
m/t “Aegean Rose”, a 1978/rebuilt 1988 double-hull tanker of 4,935 dwt
m/t “Aegean Daisy”, a 1978/rebuilt 1988 double-hull tanker of 4,935 dwt
m/t “Aegean Tulip”, a 2002 built double-hull tanker of 6,523 dwt
m/t “Aegean Flower” a 2002 built double-hull tanker of 6,500 dwt
m/t “Aegean Breeze”, a 2004 built double-hull tanker of 2,747 dwt
m/t “Aegean Tiffany”, a 2004 built double-hull tanker of 2,747 dwt
(the “Ships” and individually a “Ship”)
• Assignments of earnings, insurances and requisition compensation in respect of the Ships.
• Upstream corporate guarantees from all single purpose shipowning companies of the Ships (the “Guarantors”).
• Charge over the operating accounts for each Ship.
• Charge over the operating accounts of the Borrower.
•

A corporate guarantee including a negative pledge (not to mortgage elsewhere or dispose of without the consent of the Bank), and an undertaking to provide a First Priority Mortgage, assignments of earnings, insurances and requisition compensation, at the Bank’s first request from each owning company (the “Additional Guarantors”) of the following tankers, and an assignment (where relevant) of the shipbuilding contact in favour of the Bank for:

m/t “Aegean Hellos”, a 1982 built single-hull tanker of 9l,741 dwt
m/t “Aegean VII”, a 1984 built single-hull tanker of 3,728 dwt
m/t “Aegean IX”, a 1976 built single-hull tanker of 7,216 dwt
Fujian Hull No. 1–Newbuilding, double-hull tanker of 3,800 dwt, due for delivery in 9/06

Fujian Hull No. 2–Newbuilding, double-hull tanker of 3,800 dwt, due for delivery in 2/07
In case of a sale of any of the five vessels above the Bank will require acceptable alternative security, at its sole discretion.
Expenses:

All costs and out-of-pocket expenses (including legal expenses) incurred by the Bank in connection with the negotiation, preparation and documentation of the Facility (whether or not any drawdown is effected) shall be for the account of the Borrower.

Documentation:

The Facility will be documented by way of a Facility Agreement and other security documentation to include the Bank’s standard terms for this type of facility comprising, inter alia, representations and warranties, undertakings, events of default and covenants including but not limited to following:

	•	Acceptable flag, class and insurances including maximum P&L cover for pollution risks of the Ships.
	•	Mortgagees Interest Insurance for 120%, at all times, of the outstanding Facility Amount at the cost of the Borrower.
	•	Mortgagees Additional Perils Pollution Insurance for 120%, at all times, of the outstanding Facility Amount at the cost of the Borrower.
	•	Indemnification from the Borrower against the consequences of a pollution incident.
	•	Ships to be managed by Aegean Banking Services Inc. and no change of management without the consent of the Lender.
	•	Evidence of the light tonnage of each Ship.
	•	The Borrower will maintain its listing on the New York Stock Exchange.
	•	The following financial covenants will be complied with at all times and tested on the consolidated audited financial statements of the Borrower on a quarterly basis:
(i) Net worth will not be less than US$130,000,000.
(ii) Total Liabilities (excluding all equity items) to Total Assets will not be more than 50%.
(iii) Current Assets will not be less than 130% of Current Liabilities.
(iv) Free liquidity (including available undrawn overdraft facilities) will be at least US$25,000,000-to be held with the Bank at all times.
(v)

Additional free liquidity of US$45,000,000 (in addition to the US$25,000,000 free liquidity covenant stated above) to be held with the Bank at all times and reduced only for the purchase of double hull tankers acceptable to the Bank. These acquisitions will immediately be mortgaged in favour of the Bank.

•

Minimum security covenant of 120% of the utilised facility at all times. The security calculation will include i) the value of the Ships mortgaged to the Bank ii) the value of the vessels owned by the Additional Guarantors (single-hulled tankers will be valued at the prevailing market scrap rate) and iii) the minimum

•

liquidity covenant of US$45,000,000 (to be reduced by any amount used for double-bull tanker acquisitions, which will then be mortgaged in favour of the Bank and the value will subsequently be included in this calculation). The value of any vessel will be determined by an independent shipbroker acceptable to the Bank.

•	General assignment ofreceivables up to US$20,000,000.
•

The Borrower will provide the Bank with a monthly list of all debtors (free of any liens) which certifies the level of trade receivables. Any drawings on the Revolver above US$30,000,000 will be subject to a maximum of 80% of the outstanding receivables.

•

Any newbuilding or second-hand vessels acquired by the Borrower (excluding the tankers referred to in the Security paragraph) may be used to secure additional third party debt, provided that the Borrower is compliant with all financial covenants and terms of the Facility. However, the Bank will have the right of first refusal to accept the new vessels as security for an increase in the Facility Amount, as requested by the Borrower and agreed by the Bank at its sole discretion.

•	It will be an event of default if 35% or more of the shares in the Borrower are held by someone other than the founder.
•	The Borrower to have direct control of each Guarantor and Additional Guarantor and own either directly or indirectly 100% of its share capital.
•	The Chief Executive Officer of the Borrower to be acceptable to the Bank at all times.
•	Legal opinions satisfactory to the Bank.
•

The Borrower shall provide to the Bank such documentation and confirmations as may be required by the Bank to comply with applicable law and regulations and its own internal guidelines in relation to the opening of accounts and the identification of its customers.

•

The Borrower shall undertake to keep the Bank fully informed regarding actual or proposed purchases at the earliest possible opportunity and, in any event, at regular intervals of not more than three months.

•

The Borrower shall additionally compensate the Bank for any cost to the Bank incurred in complying with reserve asset or capital adequacy requirements or other regulations howsoever imposed from time to time in relation to the making or maintaining of the Facility.

•

If any Letter of Guarantee/Letter of Credit is called upon and not settled by the Borrower immediately, then this will be an event of default and the Facility will be withdrawn in full. The revolving overdraft facility must have a fluctuating balance, otherwise the Bank will have the right to require full repayment of the Facility on demand.

•	The Borrower will provide audited financial statements on a quarterly and annual basis and any such other management information as may be reasonably required.
•	Dividends will only be payable if there is no breach of covenants or event of default under the Facility.

Confidentiality:

The information contained in the offer letter and this Summary of Terms is confidential and supplied to you on the understanding that you will not disclose the offer letter and this Summary of Terms or any of their contents to any third party other than (i) as required by applicable law or regulation or (ii) disclosure to your professional advisors or affiliated companies on terms that such professional advisors or affiliated companies agree to maintain confidentiality on the terms of this paragraph.

Governing Law of Offer Letter, Summary of Terms, Facility and security documents:	English Law (except to the extent any security requires otherwise).